UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2021

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

DELAWARE	000-51476	20-2903526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 Route 25A, No. 2

East Setauket, New York 11733

(Address of principal executive offices)

(631) 830-7092

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common	LIXT	Nasdaq Capital Market

Item 1.01.	Entry into a Material Agreement.

Effective January 18,2021,the Company executed a Clinical Research Support Agreement with City of Hope National Medical Center, an NCI-designated comprehensive cancer center, and City of Hope Medical Foundation (collectively, “City of Hope”) to carry out a Phase 1b clinical trial of the Company’s first-in-class protein phosphatase inhibitor, LB-100, combined with a standard regimen for untreated, extensive stage-disease small cell lung cancer (ED-SCLC). LB-100 will be given in combination with carboplatin, etoposide and atezolizumab, an FDA approved but marginally effective regimen, to previously untreated ED-SCLC patients. The dose of LB-100 will be escalated with the standard fixed doses of the 3-drug regimen to reach a recommended Phase 2 dose (RP2D). Patient entry will be expanded so that a total of 12 patients will be evaluable at the RP2D to confirm the safety of the LB-100 combination and to look for potential therapeutic activity as assessed by objective response rate, duration of overall response, progression-free-survival and overall survival.

Small cell lung cancer (SCLC) comprises about 15% of all lung cancers worldwide with about 30,000 new cases annually in the United States. Although this aggressive neuroendocrine tumor is more sensitive to cytotoxic chemotherapy and radiation than the most common type of lung cancer, SCLC patients soon relapse after treatment and have a dismal prognosis. Recently, the addition of an immune blocker, atezolizumab, to carboplatin plus etoposide showed for the first time in 20 years modest improvement in median progression- free survival from 4.3 to 5.2 months and in median overall survival from 10.3 to 12.3 months. In animal models, LB-100 significantly enhances the antitumor activity of cytotoxic chemotherapy in general and in particular the combination of carboplatin and etoposide against SCLC cells without enhancing toxicity.

If the extensive preclinical data showing LB-100 increases the effectiveness of chemotherapy applies to patients, the Company believes evidence of therapeutic benefit of LB-100 added to standard treatment of this very aggressive cancer could be revealed even in this early clinical trial paving the way for a randomized Phase 3 study. Perhaps even more important to the Company’s clinical development of LB-100, evidence in this clinical trial of potentiation of cytotoxic therapy without an increase in toxicity simply by the addition of LB-100 would justify clinical investigation of the added benefit of adding LB-100 to many widely used “standard” cytotoxic regimens for a host of cancers.

The expected number of patients needed to complete the clinical trial is 24 to 30 at an estimated cost of $2.5M to $2.9M, respectively. If many patients fail during the dose-escalation process, expansion of the number of patients might be necessary at additional cost. This is a worst-case scenario in which there are 5 dose escalations with 6 patients at each dose level (30 patients) plus 6 patients at the RPD2 and allowing for an additional 6 patients to replace 6 patients not being evaluable during the dose escalation phase, adding an additional $782,000 in cost.

The clinical trial is planned to open in the first quarter of 2021. Accrual is expected to take 18-24 months. If LB-100 does potentiate the benefit of the standard regimen, some evidence could be noted at 12 months into the clinical trial, but an assessment of potential increased activity is likely to require 24 months.

The foregoing description of the terms of the Clinical Research Support Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Clinical Research Support Agreement, a copy of which are filed with this Form 8-K and incorporated by reference.

Item 8.01.	Other Events.

On January 19, 2021, the Company issued a press release regarding the Clinical Research Support Agreement with City of Hope.

Item 9.01.	Financial Statements and Exhibits.

(d) There is filed as part of this report the exhibits listed on the accompanying Index to Exhibits which exhibit is incorporated herein by reference

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2021	LIXTE BIOTECHNOLOGY HOLDINGS, INC.

	By:	/s/ JOHN S. KOVACH
John S. Kovach, Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Clinical Research Support Agreement with City of Hope
99.1	Press Release regarding the Clinical Research Support Agreement with City of Hope

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